Exhibit 10(f)(i)

EIGHTH AMENDMENT

TO OCCLUDED GAS LEASE

THIS AGREEMENT made and entered into by and between RGGS Land & Minerals, LTD, L.P., a Delaware corporation (“Lessor”) a successor in interest to United States Steel Corporation and Energen Resources Corporation, an Alabama corporation, formerly known as Taurus Exploration, Inc. (“Lessee”), Lessor and Lessee are sometimes collectively referred to as the “Parties”.

WITNESSETH:

WHEREAS, United States Steel Corporation and Taurus Exploration, Inc. entered into an Occluded Gas Lease dated January 1, 1986 covering certain lands in Jefferson and Tuscaloosa Counties, Alabama (the “Lease”); and

WHEREAS, the Parties have previously amended the Lease by amendments dated April 30, 1987, January 1, 1989, June 1, 1990, December 11, 1990, January 1, 1993, December 16, 2002 and March 1, 2003 respectively; and

WHEREAS, Lessor and Lessee desire to make this Eighth Amendment to the Occluded Gas Lease for the purpose of amending the method for determining the Treatment Factor, and further addressing measurement of gas;

NOW THEREFORE, Lessor and Lessee, intending to be legally bound, do hereby agree as follows:

Paragraph 1.20 of Article I of the Occluded Gas Lease shall be amended to read as follows:

1.20        Treatment Factor: as used herein, the amount determined by either subparagraph A) or B) below to allow Lessee to recover all costs of obtaining and/or constructing facilities that are not included in the Payout account, i.e. for gathering, compression, treatment dehydration, and transportation to the delivery point at which gas enters either an interstate pipeline or the Alagasco system:

A)        At all times, that the Average Monthly Sales Price (as hereinafter defined) is greater than $5.00 per MMBtu, the Treatment Factor shall be the amount of $0.78 per MMBtu or such other amount that is in effect from time to time, adjusted; (a) as of January 1 of each year beginning January 1, 1987 upward by 20% of the difference between (1) 95% (to read 100% until the expiration of the first 5 years of this Lease or until Article 1.22(a) (8) [2] comes into effect, whichever comes first) of the OCD-2 Rate in effect as of said date and (2) the sum of the Wellhead Price under Article 1.22(a) and the Treatment Factor, both as in effect as of the day prior to the adjustment; provided however, that the cumulative amount of all such increases shall not exceed $.01 per MMBtu times the number of years elapsed between the commencement of this Lease and date of the adjustment; and (b) as of the first day of each month shall be adjusted by 5.5% of any increase or decrease in the Average Wellhead Price in effect for production from the immediately preceding month as compared to the Average Wellhead Price in effect for production from the second preceding month; in no case, however shall the Treatment Factor be reduced other than as a result of this 1.20.

B)        Effective January 1, 2009, if the Average Monthly Sales Price for any month falls below $5.00 per MMBtu, (the “Below Threshold Month”) then the Treatment Factor for the Below Threshold Month shall be suspended and the Lessor shall be charged during said month an amount equal to the Actual Recovery Costs (as hereinafter defined).

For purposes of this Paragraph 1.20 only, the term “Average Monthly Sales Price” shall be defined as the average price received by Lessee for sales of that month’s total production.

For purposes of this Paragraph 1.20 only, the term “Actual Recovery Costs” shall be defined as all costs beyond the wellhead for operating the systems used for gathering, compression, treatment, dehydration, and transportation to the delivery point at which gas enters either an interstate pipeline or the Alagasco system, and which are not a part of the net profits calculation including but not limited to:

i) Actual fuel costs, based on Average Monthly Sales Price for the Below Threshold Month;

ii) All O&M costs including but not limited to labor, supervision, contract services, compressor rent, field office expenses, fuel (other than fuel included pursuant to B(i) above) and power, lubricants, material and parts and dehydration; and,

iii) For owned units, compressor rent at current market rates for similarly sized compressors.

The first paragraph of Paragraph 7.2 is amended to read as follows (with the examples as inserted in the Fourth Amendment to remain unchanged):

7.2        Lessee shall maintain and operate at its sole expense measuring stations located at each wellhead. Said measuring stations shall be equipped with turbine or rotary meters or other types of meters with totalizer as agreed to by Lessor and Lessee so as to accomplish the accurate measurement of volumes of Occluded Gas produced hereunder. To avoid the expense of wellhead temperature compensation equipment, Lessee may allocate back to the individual well the full production stream, measured at the Sales Meters, as defined in Section 7.10 below, plus fuel. Such allocation will be based on each wellhead meter’s production as a percentage of total.

Paragraph 7.10 is hereby added to Article 7 as follows:

7.10        Lessee will provide to Lessor a monthly comparison detailing the send out volumes from the Lessee-owned compressor meters (the “Compressor Meters”) and the volumes from the corresponding third-party owned sales meters (the “Sales Meters”). When the Compressor Meters volume exceeds the Sales Meters volume by more than two percent (2%) in the aggregate, then the Lessee shall check the Compressor Meters for accuracy and request that the Sales Meters be checked for accuracy:

i) If it is determined that the Compressor Meters are in error, they will be corrected in accordance with Paragraph 7.7 hereof;

ii) If it is determined that the Sales Meters are in error, then the Lessee will seek appropriate adjustments from the purchaser of the Occluded Gas in accordance with the terms of the gas sales agreement governing such purchases.

iii) If it is determined that both the Sales Meters and the Compressor Meters are correct then the Lessee shall make an adjustment to the amounts paid to the Lessor to account for the differences in the volumes so that the Lessor shall not bear the risk of the unaccounted for gas outside the two percent (2%) tolerance. Such adjustments shall be made for a period of time extending to the date of the last monthly comparison.

Notwithstanding the preceding, at any time the Treatment Factor is equal to the Actual Recovery Costs, Lessor will bear its share of the unaccounted for volumes and no additional volume payments will be made under this provision.

In all other respects the terms and conditions of the Occluded Gas Lease, as previously amended, shall remain unchanged.

The parties hereto further agree that the foregoing amendment to the Occluded Gas Lease shall be effective on Effective Date and shall not have retroactive effect.

IN WITNESS WHEREOF, this Agreement shall be effective as of the 1st day of January 2009 (the “Effective Date”).

WITNESS:	RGGS LAND & MINERALS, LTD., L.P.

Name:
Title:
Date:
WITNESS: ENERGEN RESOURCES

CORPORATION

	Name:	John S. Richardson
	Title:	Executive Vice President and Chief Operating Officer
Date:

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